Exhibit 4(a)

EXECUTION VERSION

POLLUTION CONTROL FACILITIES LOAN AGREEMENT

Between

LEHIGH COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY

and

PPL ELECTRIC UTILITIES CORPORATION

Dated as of March 1, 2016

Table of Contents

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Section 7.6	Counterparts	16
Section 7.7	Severability	16
Section 7.8	Governing Law	16
Section 7.9	Assignment	17
Section 7.10	Receipt of Indenture	17

EXHIBIT A – Form of Pollution Control Facilities Note	A-1
EXHIBIT B – Nondiscrimination / Sexual Harassment Clause	B-1

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POLLUTION CONTROL FACILITIES LOAN AGREEMENT dated as of March 1, 2016 (the “Agreement”) between LEHIGH COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY (the “Authority”) and PPL ELECTRIC UTILITIES CORPORATION, a Pennsylvania corporation (together with permitted successors and assigns, the “Company”).

ARTICLE 1.
Background, Definitions, Representations and Findings.

Section 1.1             Background.

Pursuant to the Pennsylvania Economic Development Financing Law (Act No. 102, approved August 23, 1967, P.L. 251, as amended) (the “Act”), the Authority has heretofore issued $115,500,000 aggregate principal amount of its Pollution Control Revenue Refunding Bonds, 2005 Series A (PPL Electric Utilities Corporation Project) (the “Prior Bonds”), all of which remain outstanding on the date hereof.

The proceeds of the Prior Bonds were loaned by the Authority to the Company for the purpose of refunding certain prior pollution control revenue bonds issued by the Authority to finance a portion of the cost of certain air or water pollution control facilities or sewage or solid waste disposal facilities at the Susquehanna Steam Generating Station in Salem Township, Luzerne County, Pennsylvania (the “Project Facilities”), on behalf of the Company (formerly known as Pennsylvania Power & Light Company).

The Company has requested that the Authority refund the Prior Bonds. In order to pay a portion of the costs of refunding the Prior Bonds, the Authority has agreed to issue $115,500,000 aggregate principal amount of its Pollution Control Revenue Refunding Bonds (PPL Electric Utilities Corporation Project), Series 2016A (the “Bonds”) on the terms and conditions set forth in the Trust Indenture (the “Indenture”) dated as of the date hereof made between the Authority and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended or supplemented from time to time. The Company and the Authority are entering into this Agreement in order to provide for the issuance of the Bonds and the loan of the proceeds of the Bonds to the Company.

In connection with the issuance of the Bonds, the Company will execute and deliver to the Trustee, as the assignee of the Authority’s rights under the Indenture, its Pollution Control Facilities Note (Lehigh County Industrial Development Authority) Series 2016A (the “Note”), in the aggregate principal amount of $115,500,000, to evidence the Company’s loan payment obligations under this Agreement with respect to the Bonds.

The Company has transferred its interests in the Project Facilities to an unrelated third-party.

Section 1.2             Definitions.

Terms used in this Agreement which are defined in the Indenture and are not otherwise defined in this Agreement shall have the meanings set forth in the Indenture unless the context or use clearly indicates another meaning or intent. In addition to the terms defined in the recital clauses of this Agreement, as used herein:

“Additional Payments” means the amounts required to be paid by the Company pursuant to Section 3.4 hereof.

“Agreement” means this Pollution Control Facilities Loan Agreement, as amended or supplemented from time to time.

“Authority’s Annual Fee” means an amount equal to 0.03% of the outstanding principal balance of the Bonds as of April 1 in each year, payable as provided in Section 3.4 hereof.

“Authority’s Initial Fee” means an amount equal to 0.10% (ten basis points) of the amount of the Loan.

“Authorized Representative” means, (i) with respect to the Authority, each person at the time designated to act on behalf of the Authority by written certificate furnished to the Trustee containing the specimen signature of such person and signed on behalf of the Authority by its Chair or any Vice Chair, (ii) with respect to the Company, each person at the time designated to act on behalf of the Company by written certificate furnished to the Trustee containing the specimen signature of such person and signed on behalf of the Company by its President, any Vice President, its Treasurer, or any Assistant Treasurer and (iii) with respect to the Credit Facility Issuer, each person at the time designated to act on behalf of any Credit Facility Issuer by written certificate furnished to the Trustee containing the specimen signature of such person and signed on behalf of the Credit Facility Issuer by its President, Vice President, Manager, Treasurer, Secretary, Assistant Treasurer or Assistant Secretary.

“Company’s Tax Certificate” means the Certificate Regarding Federal Tax Matters of the Company executed on the Issue Date with respect to matters necessary to establish and maintain the exclusion from gross income for Federal income tax purposes of the interest on the Bonds.

“Debt Service” means, for any period or payable at any time, the principal of, premium, if any, on and interest on the Bonds for that period or payable at the time whether due on an Interest Payment Date, at maturity or upon acceleration or redemption.

“Issue Date” means March 9, 2016.

“Loan” means the loan by the Authority to the Company of the proceeds of the Bonds pursuant to Section 3.1 hereof in the original aggregate principal amount of $115,500,000.

“Loan Payments” means the amounts required to be paid by the Company in repayment of the Loan pursuant to Section 3.2 hereof.

“Project Facilities Commitments” means the Commitments Regarding Pollution Control Facilities executed and delivered to the Company in June 2000 by PPL Susquehanna, LLC, as transferee of the Project Facilities (and the generating facilities to which they relate) and certain other parties, the Commitment Regarding Pollution Control Facilities Agreement dated as of February 23, 2005 of PPL Susquehanna, LLC to the Company in connection with the Prior Bonds, and any and all similar commitments and/or covenants to the Company by any subsequent transferee of the Project Facilities or any thereof.

“Purchase Payments” means the amounts required to be paid by the Company pursuant to Section 3.3 hereof.

“Remarketing Agreement” means the Remarketing Agreement between the Company and the Remarketing Agent relating to the Bonds, as the same may be amended, supplemented or replaced from time to time.

“Resolutions” means the resolutions of the Authority approving and authorizing the Bonds, the Indenture and this Agreement.

“Unassigned Authority’s Rights” means all of the rights of the Authority to receive Additional Payments under Section 3.4 hereof, to be held harmless and indemnified under Section 4.5 hereof, to be reimbursed for attorney’s fees and expenses under Section 6.4, to exercise remedies under Section 6.2 hereof and to give or withhold consent to or approval of amendments, modifications, termination or assignment of this Agreement, or sale, transfer, assignment, lease (or assignment of lease) or other disposal of the Project Facilities, or other matters requiring consent or approval under Sections 4.1, 4.2, 7.5 and 7.9 hereof.

Section 1.3             Company Representations.

The Company represents as of the date hereof that:

(a)                It is a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania, with full power and legal right to enter into this Agreement and the Note and the Company Mortgage Bonds (as defined below) and perform its obligations hereunder and thereunder. The making and performance of this Agreement, the Note and the Company Mortgage Bonds on the part of the Company have been duly authorized by all necessary action.

(b)               The Project Facilities constitute “pollution control facilities” as defined in the Act and are consistent with the purposes of the Act.

(c)                Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict in any material respect with or constitute a material violation or breach of, or a material default under, the Company’s articles of incorporation or by-laws, or any indenture or other material agreement or instrument to which the Company is a party or by which it or any of its property is bound.

(d)               This Agreement, the Note and the Company Mortgage Bonds have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, to general equitable principles (whether considered in a proceeding in equity or at law) and by an implied covenant of good faith, fair dealing and reasonableness.

(e)                All of the proceeds of the Prior Bonds were used to refund certain prior pollution control revenue bonds which, in turn, refunded, directly or through certain prior issues of revenue bonds, $115,500,000 aggregate principal amount of the Authority’s Pollution Control Revenue Bonds, 1984 Series B (Pennsylvania Power & Light Company Project) (the “Project Bonds”). At least 90% of the proceeds of the Project Bonds (as allocated to original expenditures through the refunding of prior bonds) were issued to provide “pollution control facilities” and “solid waste disposal facilities” within the meaning of Sections 103(b)(4)(E) and (F) of the Internal Revenue Code of 1954, as amended, and in effect prior to the passage of the Tax Reform Act of 1986 (the “1954 Code”), and the applicable regulations thereunder.

(f)                Acquisition, construction and installation of the Project Facilities have been accomplished.

(g)                As of June 1, 2015, the Company has transferred all of its interests in the Project Facilities to a third-party that is no longer affiliated with the Company. During any period of ownership by the Company or its affiliates of the Project Facilities, the Company or such affiliates used and operated the Project Facilities in a manner consistent with the purposes of the Project Facilities and the Act, and, after due inquiry, the Company has no reasonable basis to believe that the Project Facilities will not continue to be so operated by the owner or owners thereof.

(h)               The information furnished by the Company and used by the Authority in preparing the certification pursuant to Section 148 of the Code and in preparing the Form 8038 information statement pursuant to Section 149(e) of the Code will be accurate and complete as of the Issue Date.

(i)                 Neither the Prior Bonds nor the Bonds are or will be “federally guaranteed,” as defined in Section 149(b) of the Code; references to the Code and Sections of the Code (or, as applicable, to the 1954 Code and Sections thereof) include Sections 1312 and 1313 of the Tax Reform Act of 1986, relevant applicable regulations and proposed regulations thereunder and under the 1954 Code and any successor provisions to those Sections, regulations or proposed regulations and, in addition, all applicable official rulings and judicial determinations under the foregoing applicable to the Prior Bonds or the Bonds, as applicable.

(j)                 At no time will any funds constituting gross proceeds of the Bonds be used in a manner as would constitute failure of compliance with Section 148 of the Code.

(k)               The proceeds derived from the sale of the Bonds (other than any accrued interest thereon) will be used exclusively to refund the outstanding principal amount of the Prior Bonds. The principal amount of the Bonds does not exceed the outstanding principal amount of the Prior Bonds. None of the proceeds (within the meaning of Section 147(g) of the Code) of the Bonds will be used to pay for any costs of issuance of the Bonds.

(l)                 It is not anticipated, as of the date hereof, that there will be created any “replacement proceeds,” within the meaning of Section 1.148-1(c) of the Treasury Regulations, with respect to the Bonds; however, in the event that any such replacement proceeds are deemed to have been created, such amounts will be invested in compliance with Section 148 of the Code.

Section 1.4             Authority Findings and Representations.

The Authority hereby confirms its findings and represents that:

(a)                The Authority is a public body corporate and politic established in the Commonwealth of Pennsylvania pursuant to the laws of the Commonwealth of Pennsylvania (including the Act). Under the Act, the Authority has the power to enter into the Indenture, the Purchase Agreement and this Agreement and to carry out its obligations thereunder and to issue the Bonds to finance the Project Facilities.

(b)               By adoption of the Resolutions at one or more duly convened meetings of the Authority at which a quorum was present and acting throughout, the Authority has duly authorized the execution and delivery of the Indenture, the Purchase Agreement and this Agreement and performance of its obligations thereunder and the issuance of the Bonds. Simultaneously with the execution and delivery of this Agreement, the Authority has duly executed and delivered the Indenture and issued and sold the Bonds.

(c)                Based on representations and information furnished to the Authority by or on behalf of the Company, the Authority has found that the Company is qualified to be a beneficiary of financing provided by the Authority pursuant to the Act.

(d)               Based on representations and information furnished to the Authority by or on behalf of the Company, the Authority has found that the Project Facilities (i) will promote the public purposes of the Act, (ii) are located within the boundaries of the Commonwealth of Pennsylvania, and (iii) will constitute a project within the meaning of the Act.

(e)                The refunding of the Prior Bonds has been approved by the Authority by adoption of the Resolutions, as required by the Act.

(f)                The Authority has not and will not pledge the income and revenues derived from this Agreement other than pursuant to and as set forth in the Indenture.

ARTICLE 2.
Refunding the Prior Bonds.

Section 2.1             Issuance of Bonds; Application of Proceeds.

To provide funds to make the Loan for purposes of refunding the Prior Bonds, the Authority will issue the Bonds in the aggregate principal amount of $115,500,000. The Bonds will be issued pursuant to the Indenture and will bear interest, mature and be subject to redemption all as set forth therein. The Company hereby approves the terms and conditions of the Indenture and the Bonds, and the terms and conditions under which the Bonds will be issued, sold and delivered.

The proceeds from the sale of the Bonds (including any underwriting discount) shall be loaned to the Company pursuant to Section 3.1 hereof, and such proceeds (net of any underwriting discount) shall be paid over to the Trustee for the purpose of refunding the Prior Bonds as provided in the Indenture.

Section 2.2             Investment and Use of Fund Moneys.

At the written request of an Authorized Representative of the Company, any moneys held as part of the Bond Fund (except moneys representing principal of, or premium, if any, or interest on, any Bonds which are deemed paid under Section 16.1 of the Indenture) shall be invested or reinvested by the Trustee as provided in Section 8.2 of the Indenture. The Authority and the Company each hereby covenants that it will restrict that investment and reinvestment and the use of the proceeds of the Bonds in such manner and to such extent, if any, as may be necessary, after taking into account reasonable expectations at the time of delivery of and payment for the Bonds, so that the Bonds will not constitute arbitrage bonds under Section 148 of the Code.

Any Authorized Representative of the Authority having responsibility for issuing the Bonds is authorized and directed, alone or in conjunction with an Authorized Representative of the Company and/or any other officer, partner, employee or agent of or consultant to the Authority or the Company, to give an appropriate certificate of the Authority pursuant to Section 148 of the Code, for inclusion in the transcript of proceedings for the issuance of the Bonds, setting forth the reasonable expectations of the Authority regarding the amount and use of the proceeds of the Bonds and the facts, estimates and circumstances on which those expectations are based, all as of the Issue Date. The Company shall provide the Authority with, and the Authority’s certificate may be based on, a certificate of the Authorized Representative of the Company or other appropriate officer, partner, employee or agent of or consultant to the Company setting forth the reasonable expectations of the Company on the Issue Date regarding the amount and use of the proceeds of the Bonds and the facts, estimates and circumstances on which they are based.

Section 2.3             Rebate Fund.

The Company agrees to make such payments to the Trustee as are required of the Company under Section 6.4 of the Indenture. The obligation of the Company to make such payments shall remain in effect and be binding upon the Company notwithstanding the release and discharge of the Indenture.

ARTICLE 3.
Loan By Authority; Loan Payments; Other Payments

Section 3.1             Loan by Authority.

Upon the terms and conditions of this Agreement, the Authority will make the Loan to the Company on the Issue Date in a principal amount equal to the aggregate principal amount of the Bonds. The Loan shall be deemed fully advanced upon disbursement of the Bond proceeds in accordance with Section 4.1 of the Indenture.

Section 3.2             Loan Payments.

(a)                In consideration of the issuance, sale and delivery of the Bonds by the Authority, the Company hereby agrees to pay to the Trustee for the account of the Authority Loan Payments in such amounts and manner so as to enable the Trustee to make payment of the principal of, and premium, if any, and accrued interest on the Bonds as the same shall become due and payable whether at stated maturity or by acceleration, redemption or otherwise in accordance with the terms of the Indenture; provided, however, that the obligation of the Company to make any Loan Payment hereunder shall be reduced by the amount of any reduction under the Indenture of the amount of the corresponding payment required to be made by the Authority of the principal of or premium, if any, or interest on the Bonds. Pursuant to the Indenture, the Authority directs the Trustee to apply such Loan Payments in the manner provided in the Indenture. Whenever payment or provision for payment has been made in respect of the principal of, or premium, if any, and interest on all of the Bonds, the Loan Payments shall be deemed paid in full.

(b)               The obligation of the Company to make the Loan Payments directly to the Trustee, as the assignee of the Authority under the Indenture, shall be evidenced by the Company’s Note substantially in the form of Exhibit A hereto, which shall be delivered concurrently with the delivery by the Authority of the Bonds.

(c)                Notwithstanding the foregoing, while any Credit Facility is in effect with respect to the Bonds, the Company’s obligation to make Loan Payments hereunder in respect of the principal of, and premium, if any, and accrued interest on the Bonds shall be deemed to have been satisfied to the extent that moneys shall have been paid by a Credit Facility Issuer to the Trustee for such payment in respect of the Bonds, which amounts may be reimbursed by the Company directly to such Credit Facility Issuer, and no Event of Default shall occur hereunder by reason of any failure of the Company to make any such Loan Payment to the Trustee under subsection (a) above unless the Trustee is notified by the Credit Facility Issuer of the Company’s failure to have reimbursed the Credit Facility Issuer (if any) in accordance with the terms of the Credit Facility.

(d)               To secure its obligations under the Note, concurrently with the issuance by the Authority of the Bonds, the Company will execute and deliver to the Trustee its First Mortgage Bonds, Pollution

Control Series 2016A in the aggregate principal amount of $115,500,000 (the “Company Mortgage Bonds”), to evidence and secure its repayment obligations under the Note, and which will contain principal, interest and redemption provisions corresponding to the principal, interest and redemption provisions of the Bonds. The Company Mortgage Bonds will be issued pursuant to Supplemental Indenture No. 18 dated as of March 1, 2016, supplementing the Company’s Indenture dated as of August 1, 2001, as supplemented (as so supplemented, the “Company Indenture”) to The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Company Indenture Trustee”). Anything herein to the contrary notwithstanding, the obligation of the Company to make any payment of the principal of, or interest on, the Company Mortgage Bonds shall be deemed to be satisfied and discharged to the extent of the corresponding payment (i) made by the Company to the Trustee pursuant to this Section 3.2 and/or on the Note and/or (ii) made with moneys on deposit in any fund or account maintained under the Indenture for the payment of the principal or redemption price of, or interest on, the Bonds.

At the time any Bonds cease to be Outstanding (other than in connection with the cancellation thereof following an exchange or transfer or the authentication of other Bonds in lieu thereof pursuant to Section 2.9 of the Indenture), the Authority shall cause the Trustee to surrender to the Company Indenture Trustee a corresponding principal amount of Company Mortgage Bonds.

The Authority shall not sell, assign or otherwise transfer the Company Mortgage Bonds, except to the extent provided in Section 12.16 of the Indenture. In view of the assignment referred to in Section 3.6 hereof, the Authority agrees that (i) the Company Mortgage Bonds shall be issued and delivered to, registered in the name of and owned and held by the Trustee for the benefit of the holders from time to time of the Bonds; (ii) the Indenture shall provide that the Trustee shall not sell, assign or transfer the Company Mortgage Bonds except to a successor trustee under the Indenture, and shall surrender Company Mortgage Bonds to the Company Indenture Trustee in accordance with the provisions of this Section 3.2 and Section 12.17(b) of the Indenture; and (iii) the Company may take such actions as it shall deem to be desirable to effect compliance with such restrictions on transfer, including the placing of any appropriate legend on each Company Mortgage Bond and the issuance of stop-transfer instructions to the Company Indenture Trustee or any other transfer agent under the Company Indenture. Any action taken by the Trustee in accordance with the provisions of Section 12.16 of the Indenture shall be binding upon the Company.

Section 3.3             Purchase Payments.

To the extent that moneys on deposit in the Remarketing Proceeds Account of the Purchase Fund established under the Indenture are insufficient to pay the full purchase price of Bonds payable pursuant to Section 5.3 of the Indenture on the applicable Purchase Date, the Company shall promptly pay to the Trustee as Purchase Payments for deposit in the Company Fund established under Section 5.7 of the Indenture amounts sufficient to cover such shortfalls in sufficient time to enable the Trustee to deliver to the Tender Agent the purchase price of Bonds payable pursuant to Section 5.3 of the Indenture; provided, however, that the obligation of the Company to make any Purchase Payment hereunder shall be deemed to have been satisfied to the extent that moneys shall have been paid by a Credit Facility Issuer to the Trustee for such payment in respect of the Bonds.

Section 3.4             Additional Payments.

The Company shall pay as Additional Payments hereunder: (a) to the Authority, (i) the Authority’s Initial Fee on the Issue Date, (ii) the Authority’s Annual Fee which shall be due and payable on April 1 of each year, commencing April 1, 2017, and (iii) any and all other costs and expenses (including reasonable legal fees and expenses) incurred or to be paid by the Authority in connection with the issuance and delivery of the Bonds or otherwise related to actions taken by the Authority under this Agreement or the Indenture or any amendment thereof, supplement thereto or consent or waiver thereunder, including, without limitation, any annual charge made by a Rating Agency to maintain a rating on the Bonds; and (b) to the Trustee, the Tender Agent, the Bond Registrar, the Paying Agent and their agents, their reasonable fees, charges and expenses (including reasonable legal fees and expenses) for acting as such under the Indenture. The obligations of the Company under clause (b) shall survive the termination of this Agreement and the Indenture, payment or defeasance of the Bonds and the removal or resignation of the Trustee, the Tender Agent, the Bond Registrar or the Paying Agent in accordance with the Indenture for any reason.

Section 3.5             Obligations Unconditional.

The obligations of the Company to make Loan Payments, Purchase Payments and Additional Payments shall be absolute and unconditional, and the Company shall make such payments without abatement, diminution or deduction regardless of any cause or circumstances whatsoever including, without limitation, any defense, set-off, recoupment or counterclaim which the Company may have or assert against the Authority, the Trustee, the Remarketing Agent or any other Person, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement, it being the intention of the parties that the payments required of the Company hereunder will be paid in full when due without any delay or diminution whatsoever. Loan Payments and Purchase Payments required to be paid by or on behalf of the Company hereunder shall be received by the Authority or the Trustee as net sums and the Company agrees to pay or cause to be paid all charges against or which might diminish such net sums.

Section 3.6             Assignment of Authority’s Rights.

To secure the payment of the Debt Service, the Authority shall pledge and assign to the Trustee all the Authority’s rights in, to and under this Agreement (except for the Unassigned Authority’s Rights), the Revenues, the Note, the Company Mortgage Bonds and the other property comprising the Trust Estate. The Company consents to such pledge and assignment and agrees to make or cause to be made Loan Payments and Purchase Payments directly to the Trustee without defense or set-off by reason of any dispute between the Company and the Trustee, and further agrees to issue and deliver the Note and the Company Mortgage Bonds directly to the Trustee to be held by the Trustee in accordance with the provisions of the Indenture. Whenever the Company is required to obtain the consent of the Authority hereunder, the Company shall also obtain the consent of the Trustee; provided that, except as otherwise expressly stipulated herein or in the Indenture, the Company shall not be required to obtain the Trustee’s consent with respect to the Unassigned Authority’s Rights.

ARTICLE 4.
Additional Covenants of Company

Section 4.1             Corporate Existence.

So long as any Bonds are outstanding, the Company agrees to maintain its corporate existence and, to the extent required by Pennsylvania law, its qualification to do business in Pennsylvania, except that it may dispose of all or substantially all of its assets and may consolidate with or merge into another corporation or entity or permit one or more corporations or entities to consolidate with or merge into it so long as (i) (A) the surviving, resulting or transferee corporation or entity, if other than the Company, is solvent, and assumes in writing all of the obligations of the Company hereunder and under the Note and is a corporation or other entity duly organized under the laws of one of the states of the United States of America and, to the extent required by Pennsylvania law, is duly qualified to do business in the

Commonwealth of Pennsylvania provided that the Company shall have delivered to the Trustee a certificate from an Authorized Representative of the Company to the effect that such disposition, consolidation, merger and assumption complies with the provisions of this Agreement, and (B) if the surviving, resulting or transferee corporation or entity is not the Company or an Affiliate of the Company, with the consent of the Authority, which consent shall not be unreasonably withheld, (ii) immediately thereafter neither the Company nor its successor will be in default under the Agreement or the Note and (iii) the provisions of Section 7.9 hereof are satisfied.

Section 4.2             No Assignment.

The Company shall not assign its interest under this Agreement in violation of Section 7.9 hereof.

Section 4.3             Financial Statements; Books and Records.

The Company shall prepare or have prepared financial statements in accordance with generally accepted accounting principles and shall keep true and proper books of records and accounts in which full and correct entries are made of all its business transactions. Copies of such financial statements shall be provided to the Authority and the Trustee promptly upon request.

Section 4.4             Taxes, Other Governmental Charges and Utility Charges.

The Company shall pay, or cause to be paid before the same become delinquent, all taxes, assessments, whether general or special, and governmental charges of any kind whatsoever that may at any time be lawfully assessed or levied against it; provided that with respect to special assessments or other governmental charges that lawfully may be paid in installments over a period of years, the Company shall be obligated to pay only such installments as are required to be paid during the term hereof; and provided further that the Company may, at its expense, in good faith contest any such taxes, assessments and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during the period of such contest and any appeal therefrom.

Section 4.5             Indemnification.

(a)                The Company will indemnify and hold harmless the Authority and each member, director, officer, employee, attorney and agent of the Authority from and against any and all claims, losses, damages or liabilities (including the costs and expenses of defending against any such claims) to which the Authority or any member, director, officer, employee or agent of the Authority may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise directly or indirectly out of (a) any loss or damage to property or injury to or death of or loss by any Person that may be occasioned by any cause whatsoever pertaining to the construction, maintenance, operation and use of the Project Facilities; (b) any breach or default on the part of the Company in the performance of any covenant or agreement of the Company under this Agreement or the Note or any related document, or arising from any act or failure to act by the Company or any of its agents, contractors, servants, employees or licensees; (c) the authorization, issuance and sale of the Bonds, or the provision of any information or certification furnished in connection therewith concerning the Bonds, the Project Facilities or the Company (including, without limitation, any information furnished by the Company for inclusion in any certification made by the Authority or for inclusion in, or as a basis for preparation of, the information statements furnished by the Authority and any information or certification obtained from the Company) to assure the exclusion of the interest on the Bonds from the gross income of the holders thereof for federal income tax purposes; (d) the Company’s failure to comply with any requirements of this Agreement pertaining to compliance with the Code to assure such exclusion of the interest or the provisions set forth in Section 4.6 hereof; (e) any failure by the Company to comply with the provisions of the Act; and (f) any claim, action or proceeding brought with respect to any matter set forth in clause (a), (b), (c), (d) or (e) above.

(b)               The Company will indemnify and hold the Trustee and its directors, officers, agents, attorneys and employees (collectively, the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses, including out-of-pocket expenses, incidental expenses, reasonable legal fees and expenses, and the reasonable costs and expenses of defending against any such claim (“Losses”) that may be imposed on, incurred by or asserted against the Indemnitees or any of them for following any instruction or other direction upon which the Trustee is authorized to rely pursuant to the terms of this Agreement, the Bonds, the Note or the Indenture. In addition to and not in limitation of the immediately preceding sentence, the Company also agrees to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by or asserted against the Indemnitees or any of them in connection with or arising out of the Trustee’s performance under this Agreement, the Bonds or the Indenture or the administration thereof, or in collecting under the Note, except in any case as a result of the gross negligence or willful misconduct of the Trustee.

(c)                In case any action or proceeding is brought against the Authority or the Trustee in respect of which indemnity may be sought hereunder, the party seeking indemnity promptly shall give notice of that action or proceeding brought against it to the Company, and the Company, upon receipt of that notice, shall have the obligation and the right to assume the defense of the action or proceeding; provided that failure of a party to give that notice shall not relieve the Company from any of its obligations under this Section. At the expense of the Company, an indemnified party may employ separate counsel and participate in the defense. The Authority or the Trustee, as the case may be, will cooperate with the Company, at the Company’s expense, with respect to its assumption of the defense of any such action or proceeding, and will take such reasonable actions as are requested of it by the Company, at the Company’s expense, in connection therewith. The Company shall not be liable for any settlement made without its consent, which shall not be unreasonably withheld. The Company shall not approve any settlement involving the Trustee without the Trustee’s prior written consent, which shall not be unreasonably withheld.

(d)               The indemnification set forth above is intended to and shall (i) include the indemnification of all affected directors, officers, agents and employees of the Authority and the Trustee, respectively, and (ii) be enforceable by the Authority and the Trustee, respectively, to the full extent permitted by law.

The provisions of this Section 4.5 shall survive the termination of this Agreement and the Indenture, payment or defeasance of the Bonds and the removal or resignation of the Trustee in accordance with the Indenture for any reason.

Section 4.6             Tax Covenants of Company and Authority.

(a)                The Authority and the Company mutually covenant for the benefit of the Bondholders that they will not use the proceeds of the Bonds, any moneys derived, directly or indirectly, from the use or investment thereof or any other moneys on deposit in any fund or account maintained in respect of the Bonds (whether such moneys were derived from the proceeds of the sale of the Bonds or from other sources) in a manner which would cause the Bonds to be treated as “arbitrage bonds” within the meaning of Section 148 of the Code.

(b)               The Company agrees that it will not take any action the taking of which, or omit to exercise any of its rights or options under this Agreement and/or the Project Facilities Commitments the omission of which, would cause the interest on the Bonds to be included in the gross income of the holders thereof for federal income tax purposes (other than a holder who is a “substantial user” of the Project Facilities or a “related person” as those terms are used in Section 147(a) of the Code and Section 103(b)(13) of the 1954 Code), pursuant to the requirements of the Code. The Company shall further comply in all respects with any undertakings made by it with respect to the Bonds set forth in the Company’s Tax Certificate.

Section 4.7             Nondiscrimination/Sexual Harassment Clause.

The Company hereby accepts and agrees to be bound by the standard Nondiscrimination/Sexual Harassment Clause set forth in Exhibit B attached hereto. For purposes of such Nondiscrimination/Sexual Harassment Clause, the parties hereto understand that (i) this Agreement is the “contract” and (ii) there is no subcontractor for the performance of the Company’s obligations under this Agreement.

ARTICLE 5.
Redemption of Bonds

Section 5.1             Optional Redemption.

At any time and from time to time, the Company may deliver or cause to be delivered Loan Payments to the Trustee in addition to the scheduled Loan Payments required to be made under Section 3.2 hereof and direct the Trustee to use the Loan Payments so delivered for the purpose of calling Bonds for optional or extraordinary optional redemption in accordance with the applicable provisions of the Indenture and redeeming such Bonds at the redemption price stated in the Indenture. Such Loan Payments shall be held and applied as provided in Section 6.2 of the Indenture and delivery thereof shall not operate to abate or postpone Loan Payments otherwise becoming due or to alter or suspend any other obligations of the Company under this Agreement. Whenever the Bonds are subject to optional redemption pursuant to the Indenture, the Authority will, but only upon direction of the Company, direct the Trustee to call the same for redemption as provided in the Indenture.

Section 5.2             Mandatory Redemption.

The Company shall deliver or cause to be delivered to the Trustee the moneys needed to redeem the Bonds in accordance with the mandatory redemption provisions set forth in the Bonds and the Indenture. Whenever the Bonds are subject to mandatory redemption pursuant to the Indenture, the Company will cooperate with the Authority and the Trustee in effecting such redemption.

Section 5.3             Actions by Authority.

At the written request of the Company or the Trustee, the Authority shall take all steps required of it under the applicable provisions of the Indenture or the Bonds to effect the redemption of all or a portion of the Bonds pursuant to this Article.

ARTICLE 6.
Events of Default And Remedies

Section 6.1             Events of Default.

Each of the following shall be an Event of Default:

(a)                Failure by the Company to make or cause to be made any Loan Payment or Purchase Payment which shall have resulted in an Event of Default described in clause (a), (b) or (d) of Section 11.1 of the Indenture;

(b)               Failure by the Company to observe and perform any covenant, condition or agreement on its part to be observed or performed under this Agreement or the Note (other than payment obligations on the Note) for a period of 60 days after written notice, specifying such failure and requesting that it be remedied, given to the Company by the Trustee; provided, that if such failure is of such nature that it can be corrected (as certified by an Authorized Representative in a certificate delivered to the Trustee) but not within such period, the same shall not constitute an Event of Default so long as the Company institutes prompt corrective action and is diligently pursuing the same and provided further, that if the Company is unable to institute corrective action or to pursue the same because of circumstances beyond its control, the same shall not constitute an Event of Default until such circumstances no longer exist and then only after the Company has had an opportunity to remedy the same as provided above;

(c)                The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of its property, or (ii) admit in writing its inability to pay its debts generally as they become due, or (iii) make a general assignment for the benefit of creditors, or (iv) be adjudicated a bankrupt or insolvent, or (v) commence a voluntary case under the United States Bankruptcy Code, or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief, or seeking to take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding, or corporate action shall be taken by it for the purpose of effecting any of the foregoing, or (vi) have instituted against it, without the application, approval or consent of the Company, a proceeding in any court of competent jurisdiction, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking in respect of the Company an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Company or of all or any substantial part of its assets, or other like relief in respect thereof under any bankruptcy or insolvency law, and the same shall (A) result in the entry of an order for relief or any such adjudication or appointment or (B) remain unvacated, undismissed and undischarged for a period of 90 days;

(d)               For any reason the Bonds are declared due and payable by acceleration in accordance with Section 11.2 of the Indenture and such acceleration shall not have been annulled; and

(e)                The acceleration of the maturity of the Company Mortgage Bonds upon an occurrence of an “Event of Default” (as defined under the Company Indenture).

Section 6.2             Remedies on Default.

(a)                Whenever an Event of Default shall have happened and be subsisting uncured, any one or more of the following remedial steps may be taken:

(i)                 If acceleration of the principal amount of the Bonds has been declared pursuant to Section 11.2 of the Indenture, the Trustee, by notice in writing to the Company, shall declare all Loan Payments and amounts due on the Note to be immediately due and payable, whereupon the same shall become immediately due and payable; and

(ii)               The Authority or the Trustee may pursue any and all remedies now or hereafter existing at law or in equity to collect all amounts then due and thereafter to become due under this

Agreement or to enforce the performance and observance of any other obligation or agreement of the Company under this Agreement and the Note.

(b)               The Company covenants that, in case it shall fail to pay or cause to be paid any Loan Payments or Purchase Payments as and when the same shall become due and payable whether at maturity or by acceleration or otherwise, then, upon demand of the Trustee, the Company will pay to the Trustee the whole amount that then shall have become due and payable hereunder; and, in addition thereto, such further amounts as shall be sufficient to cover the reasonable costs and expenses of collection, including a reasonable compensation to the Trustee, its agents and counsel, and any expenses or liabilities incurred by the Authority or the Trustee, including counsel fees and expenses. In case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any actions or proceedings at law or in equity for the collection of the sums so due and unpaid.

(c)                In case there shall be pending proceedings for the bankruptcy or reorganization of the Company under the federal bankruptcy laws or any other applicable law, or in case a receiver or trustee shall have been appointed for the benefit of the creditors or the property of the Company, the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount due hereunder, including interest owing and unpaid in respect thereof, and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Company, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its charges and expenses. Any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Authority or the Trustee, and to pay to the Authority or the Trustee any amount due it for compensation and expenses, including counsel fees and expenses incurred by it up to the date of such distribution.

(d)               Notwithstanding the foregoing, the Trustee shall not be obligated to take any step which in its opinion will or might cause it to expend money or otherwise incur liability unless and until it has been provided with security or indemnity satisfactory to it. Any amounts collected as Loan Payments or applicable to Loan Payments and any other amounts which would be applicable to payment of Debt Service collected pursuant to action taken under this Section shall, after the deduction of the Trustee’s charges and expenses, be paid into the Bond Fund and applied in accordance with the provisions of the Indenture or, if the Outstanding Bonds have been paid and discharged in accordance with the provisions of the Indenture, shall be paid as provided in Section 6.2(e) of the Indenture for transfers of remaining amounts in the Bond Fund.

(e)                The provisions of this Section are subject to the further limitation that the annulment by the Trustee of its declaration pursuant to Section 11.2 of the Indenture that all of the Bonds are immediately due and payable also shall constitute an annulment of any corresponding declaration made pursuant to Section 6.2(a)(i) hereof; provided that no such waiver or rescission shall extend to or affect any subsequent or other default or impair any right consequent thereon.

(f)                If a waiver of any event of default under the Company Mortgage Bonds or any annulment or rescission of any acceleration of Company Mortgage Bonds occurs in accordance with the provisions of the Company Indenture, such waiver, annulment or rescission shall constitute an automatic waiver, annulment or rescission of the Event of Default described in Section 6.1(e) hereof and an automatic annulment and rescission of any resulting acceleration of the Note.

Section 6.3             Remedies Not Exclusive.

No remedy conferred upon or reserved to the Authority or the Trustee by this Agreement is intended to be exclusive of any other available remedy or remedies, including, without limitation, the remedies provided in the Act, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default shall impair that right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Authority or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than any notice required by law or for which express provision is made herein.

Section 6.4             Payment of Legal Fees and Expenses.

If an Event of Default should occur and the Authority, the Credit Facility Issuer (if any) or the Trustee should incur expenses, including reasonable attorneys’ fees and expenses, in connection with the enforcement of this Agreement, the Indenture, the Note or the collection of sums due hereunder or thereunder, the Company shall reimburse the Authority, the Credit Facility Issuer (if any) and the Trustee, as applicable, for the expenses so incurred, upon demand.

Section 6.5             No Waiver.

No failure by the Authority or the Trustee to insist upon the strict performance by the Company of any provision hereof or of the Note shall constitute a waiver of its right to strict performance and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Company to observe or comply with any provision hereof. No failure by the Company to observe and perform any of the covenants set forth in Section 4.2 hereof shall be waived by the Trustee without the written consent of the Authority.

Section 6.6             Notice of Default.

The Company shall immediately notify the Trustee and the Authority in writing if it becomes aware of the occurrence of any Event of Default hereunder or of any fact, condition or event which, with the giving of notice or passage of time or both, would become an Event of Default.

ARTICLE 7.
Miscellaneous

Section 7.1             Term of Agreement.

This Agreement shall be and remain in full force and effect from the Issue Date until such time as all of the Bonds shall have been fully paid (or provision made for such payment) pursuant to the Indenture, the Indenture shall have been released pursuant to Section 16.1 thereof, and all other sums payable by the Company under this Agreement shall have been paid, except for obligations of the Company under Section 3.4(b), Section 4.5 and Section 6.4 hereof, which shall survive any termination of this Agreement.

Section 7.2             Notices.

All notices, certificates, requests or other communications hereunder shall be in writing and shall be deemed to be sufficiently given when mailed by registered or certified mail, postage prepaid, sent by telecopier or nationally recognized overnight courier or delivered in person and addressed or sent as follows:

If to the Company:         PPL Electric Utilities Corporation
Two North Ninth Street
Allentown, PA 18101
Telecopier No.: (610) 774-2433
Attention: Treasurer

If to the Authority:         Lehigh County Industrial Development Authority
Suite 200

2158 Avenue C Bethlehem, PA 18017 Telecopier No.: (610) 266-7623

Attention: Chair

If to the Trustee:           The Bank of New York Mellon Trust Company, N.A.
500 Ross Street, 12th Floor
Pittsburgh, PA 15262
Telecopier No.: (215) 553-6915
Attention: Corporate Trust Administration

If to the Remarketing

Agent:	Morgan Stanley & Co. LLC
1585 Broadway, 16th Floor New York, NY 10036 Telecopier No.: (212) 507-2375 Attention: Jay Sweeney

The Company, the Authority, the Trustee and the Remarketing Agent, by notice given hereunder to the Persons listed above, may designate any further or different addresses or telecopier numbers to which subsequent notices, certificates, requests or other communications shall be sent.

Section 7.3             Limitation of Liability; No Personal Liability.

In the exercise of the powers of the Authority or the Trustee hereunder or under the Indenture, including, without limitation, the application of moneys and the investment of funds, neither the Authority or the Trustee nor their members, directors, officers, employees or agents shall be accountable to the Company for any action taken or omitted by any of them in good faith and with the belief that it is authorized or within the discretion or rights or powers conferred. The Authority, the Trustee and their members, directors, officers, employees and agents shall be protected in acting upon any paper or document believed to be genuine, and any of them may conclusively rely upon the advice of counsel and may (but need not) require further evidence of any fact or matter before taking any action. In the event of any default by the Authority hereunder, the liability of the Authority to the Company shall be enforceable only out of the Authority’s interest under this Agreement and there shall be no other recourse for damages by the Company against the Authority, its members, directors, officers, attorneys, agents and employees, or any of the property now or hereafter owned by it or them. All covenants, obligations and agreements of the Authority contained in this Agreement or the Indenture shall be effective to the extent authorized and permitted by applicable law. No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any present or future member, director, officer, agent or employee of the Authority, and no official executing the Bonds shall be liable personally on the Bonds or be subject to any personal liability or accountability by reason of the issuance thereof or by reason of the covenants, obligations or agreements of the Authority contained in this Agreement or the Indenture. Furthermore, no obligation of the Authority hereunder shall be deemed to constitute a pledge of the faith and credit of the Authority, or the faith and credit or taxing power of the Commonwealth of Pennsylvania, the County of Lehigh, or any other political subdivision thereof, but shall be paid solely out of the Revenues pledged therefor.

Section 7.4             Binding Effect.

This Agreement shall inure to the benefit of and shall be binding in accordance with its terms upon the Authority, the Company and their respective successors and assigns, including the Trustee as assignee of the Authority’s rights hereunder pursuant to the Indenture; provided that this Agreement may not be assigned by the Company (except in connection with a sale or transfer of assets pursuant to Section 4.1 hereof or in compliance with Section 7.9 hereof) and may not be assigned by the Authority except to the Trustee pursuant to the Indenture or by the Trustee to a successor Trustee, or as otherwise may be necessary to enforce or secure payment of Debt Service. This Agreement may be enforced only by the parties, their assignees and others who may, by law, stand in their respective places.

Section 7.5             Amendments.

Except as otherwise expressly provided in this Agreement or the Indenture, subsequent to the issuance of the Bonds and unless and until all conditions provided for in the Indenture for release of the Indenture are met, this Agreement may not be effectively amended, modified or terminated except by an instrument in writing signed by the Company and the Authority, consented to by the Trustee, and in accordance with the provisions of Article 15 of the Indenture as applicable.

Section 7.6             Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same instrument.

Section 7.7             Severability.

If any provision of this Agreement is determined by a court to be invalid or unenforceable, such determination shall not affect any other provision hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision shall be deemed to be effective, operative and entered into in the manner and to the full extent permitted by applicable law.

Section 7.8             Governing Law.

This Agreement shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

Section 7.9             Assignment.

Except as otherwise provided in this Section 7.9, the Company shall not assign this Agreement or any interest of the Company herein, either in whole or in part, without the prior written consent of the Trustee, which consent shall be given if the following conditions are fulfilled: (i) the assignee assumes in writing all of the obligations of the Company hereunder; (ii) the assignee provides the Trustee with an opinion of Counsel to the effect that neither the validity nor the enforceability of this Agreement shall be adversely affected by such assignment; (iii) the Project Facilities shall continue in the opinion of Bond Counsel to be a “project” as such term is defined in the Act after such assignment; (iv) such assignment shall not, in the opinion of Bond Counsel, have an adverse effect on the exclusion from gross income for federal income tax purposes of interest on the Bonds; and (v) if the assignee is other than an Affiliate of the Company, consent by the Authority, which consent shall not be unreasonably withheld. Subject to the foregoing, the terms “Authority,” “Company,” “Trustee” and “Remarketing Agent” shall, where the context requires, include the respective successors and assigns of such Persons.

Section 7.10         Receipt of Indenture.

The Company hereby acknowledges that it has received an executed copy of the Indenture and is familiar with its provisions, and agrees that it is subject to and bound by the terms thereof (including the terms thereof relating to obligations of the Company) and it will take all such actions as are required or contemplated of it under the Indenture to preserve and protect the rights of the Trustee and of the Bondholders thereunder and that it will not take any action which would cause a default or Event of Default thereunder.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Authority and the Company, intending to be legally bound, have caused this Agreement to be duly executed in their respective names, all as of the date first above written.

[SEAL] Attest: /s/ Frank Kane Frank Kane Secretary	LEHIGH COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY By: /s/ Joanne D. Kuchera Joanne D. Kuchera Chair
PPL ELECTRIC UTILITIES CORPORATION By: /s/ Tadd J. Henninger Tadd J. Henninger Assistant Treasurer

[Loan Agreement (Series 2016A)]

EXHIBIT A

PPL ELECTRIC UTILITIES CORPORATION
POLLUTION CONTROL FACILITIES NOTE
(LEHIGH COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY)
SERIES 2016A

This Note is issued pursuant to a Pollution Control Facilities Loan Agreement dated as of March 1, 2016 (the “Agreement”) by and between the Lehigh County Industrial Development Authority (the “Authority”) and the Company (as hereinafter defined) relating to the refunding of $115,500,000 aggregate principal amount of the Authority’s Pollution Control Revenue Refunding Bonds, 2005 Series A (PPL Electric Utilities Corporation Project) (the “Prior Bonds”), issued by the Authority for the purpose of refunding certain prior pollution control revenue bonds issued by the Authority to finance a portion of the cost of certain air or water pollution control facilities or sewage or solid waste disposal facilities at the Susquehanna Steam Generating Station in Salem Township, Luzerne County in the Commonwealth of Pennsylvania (the “Project Facilities”).

PPL Electric Utilities Corporation (the “Company”), a Pennsylvania corporation, for value received, unconditionally promises to pay to The Bank of New York Mellon Trust Company, N.A., as Trustee (including its successors in such capacity, the “Trustee”) under the Trust Indenture dated as of March 1, 2016 (as the same may be amended and supplemented from time to time, the “Indenture”) between the Trustee and the Authority, the principal sum of ONE HUNDRED FIFTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($115,500,000) on September 1, 2029, and to pay (i) interest thereon from the date hereof until the payment of such principal sum has been made or provided for at a rate or rates at all times equal to the interest rate or rates from time to time borne by the Authority’s Pollution Control Revenue Refunding Bonds (PPL Electric Utilities Corporation Project), Series 2016A (the “Bonds”) and payable on each date that interest is payable on the Bonds, and (ii) to the extent provided by law, on overdue interest at the rate or rates borne by the Bonds; provided, however, that the obligation of the Company to make any payment hereunder (a) shall be reduced by the amount of any reduction under the Indenture of the amount of the corresponding payment required to be made by the Authority of the principal of or premium or interest on the Bonds and (b) if a Credit Facility is in effect with respect to the Bonds, shall be deemed to have been satisfied to the extent that moneys shall have been paid by a Credit Facility Issuer to the Trustee for such payment in respect of the Bonds.

If the Bonds become subject to redemption as provided therein and in the Indenture, the Company shall, as provided in the Agreement, on or before the proposed redemption date for the Bonds, pay to the Trustee the whole or appropriate portion of the unpaid principal amount of this Note with interest accrued to the proposed redemption date, together with such premium as is necessary to pay the corresponding premium, if any, on the Bonds.

In order to secure its obligations with respect to the payment of principal of and interest on this Note, the Company has delivered to the Trustee its First Mortgage Bonds, Pollution Control Series 2016A in the aggregate principal amount of $115,500,000 (the “Company Mortgage Bonds”). The Company Mortgage Bonds are issued pursuant to Supplemental Indenture No. 18 of the Company dated as of March 1, 2016, which supplements the Indenture dated as of August 1, 2001 of the Company to The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Company Indenture Trustee”), as supplemented (the “Company Indenture”). As provided in the Company Indenture, under certain circumstances, the lien of the Company Indenture may be released.

If, for any reason, the amounts specified above are not sufficient to make corresponding payments of principal of, premium, if any, and interest on, all of the Bonds, when such payments are due, the Company shall pay as additional amounts due hereunder, the amounts required from time to time to make up any such deficiency. Whenever payment or provision for payment has been made in respect of the principal or redemption price of, and interest on, all of the Bonds in accordance with the Indenture, this Note shall be deemed paid in full and shall be canceled and returned to the Company.

All payments of principal, redemption price and interest shall be made to the Trustee at its corporate trust office designated pursuant to the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. All payments shall be made in funds which will be available no later than 10:00 a.m. New York time on the applicable due date, and shall be in the full amount required hereunder unless the Trustee notifies the Company that it is entitled to a credit under the Agreement or the Indenture.

The obligations of the Company to make the payments required hereunder shall be absolute and unconditional without defense or setoff by reason of any cause or circumstance whatsoever, including, without limitation, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project Facilities, commercial frustration of purpose, or failure of the Authority to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with the Agreement, it being the intention of the Company and the Authority that the payments hereunder will be paid in full when and as due without any delay or diminution whatsoever.

In case one or more of the Events of Default specified in Section 6.1 of the Agreement shall have occurred and be continuing, then and in each and every such case, the Trustee, by notice in writing to the Company, may declare the unpaid balance of this Note to be due and payable immediately, if concurrently with or prior to such notice the unpaid principal amount of the Bonds has been declared to be due and payable, and upon any such declaration the same shall become and shall be immediately due and payable, anything in this Note or in the Agreement to the contrary notwithstanding. Notwithstanding the foregoing, if after any declaration of acceleration hereunder there is an annulment of any declaration of acceleration with respect to the Bonds, such annulment shall also automatically constitute an annulment of any corresponding declaration under this Note and a waiver and rescission of the consequences of such declaration.

The Company is entitled to a credit against its obligations under this Note and this Note shall not be subject to required payment or prepayment to the extent that amounts which would otherwise be payable by the Company hereunder are paid from funds held by the Trustee under the Indenture and available for such payment (including from payments by the Company on the Company Mortgage Bonds).

In case the Trustee shall have proceeded to enforce its rights under this Note or the Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee, then and in every such case the Company and the Trustee shall be restored to their respective positions and rights hereunder, and all rights, remedies and powers of the Company and the Trustee shall continue as though no such proceeding had been taken, subject to any such adverse determination.

The Company covenants that, in case default shall be made in the payment of any installment of principal, redemption price of interest in respect of this Note, whether at maturity or by acceleration or otherwise, then, upon demand of the Trustee, the Company will pay to the Trustee the whole amount that then shall have become due and payable on this Note; and, in addition thereto, such further amounts as shall be sufficient to cover the reasonable costs and expenses of collection, including a reasonable compensation to the Trustee, its agents and counsel, and any expenses or liabilities incurred by the Authority or the Trustee, including counsel fees and expenses.

In case the Company shall fail forthwith to pay all amounts due hereunder and under the Agreement upon such demand, the Trustee shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect, in the manner provided by law out of the property of the Company, the moneys adjudged or decreed to be payable.

This Note shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania.

Capitalized terms used in this Note not defined herein shall have the meanings ascribed to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered.

Dated: as of ________________	PPL ELECTRIC UTILITIES CORPORATION By: Name: Title:

EXHIBIT B

NONDISCRIMINATION/SEXUAL HARASSMENT CLAUSE

During the term of this contract, the Company agrees as to itself and each tenant of the Project Facilities controlling, controlled by or under common control with the Company (each of the Company and each such tenant, a “Contractor”) as follows:

1. In the hiring of any employee(s) for the manufacture of supplies, performance of work, or any other activity required under the contract or any subcontract, the Contractor, subcontractor, or any person acting on behalf of the Contractor or subcontractor shall not, by reason of gender, race, creed, or color, discriminate against any citizen of this Commonwealth who is qualified and available to perform the work to which the employment relates.

2. Neither the Contractor nor any subcontractor nor any person on their behalf shall in any manner discriminate against or intimidate any employee involved in the manufacture of supplies, the performance of work, or any other activity required under the contract on account of gender, race, creed, or color.

3. Contractors and subcontractors shall establish and maintain a written sexual harassment policy and shall inform their employees of the policy. The policy must contain a notice that sexual harassment will not be tolerated and employees who practice it will be disciplined.

4. Contractors shall not discriminate by reason of gender, race, creed, or color against any subcontractor or supplier who is qualified to perform the work to which the contracts relates.

5. The Contractor and each subcontractor shall furnish all necessary employment documents and records to and permit access to their books, records, and accounts by the contracting agency and the Bureau of Contract Administration and Business Development, for purposes of investigation, to ascertain compliance with provisions of this Nondiscrimination/Sexual Harassment Clause. If the Contractor or any subcontractor does not possess documents or records reflecting the necessary information requested, the Contractor or subcontractor shall furnish such information on reporting forms supplied by the contracting agency or the Bureau of Contract Administration and Business Development.

6. The Contractor shall include the provisions of this Nondiscrimination/Sexual Harassment Clause in every subcontract so that such provisions will be binding upon each subcontractor.

7. The Commonwealth may cancel or terminate the contract, and all money due or to become due under the contract may be forfeited for a violation of the terms and conditions of this Nondiscrimination/Sexual Harassment Clause. In addition, the agency may proceed with debarment or suspension and may place the Contractor in the Contractor Responsibility File.

B-1